NEWS RELEASE

Contact:

Ludger Viefhues
Chief Financial Officer
Mattson Technology, Inc.
(510) 492-5954

MATTSON TECHNOLOGY, INC. ANNOUNCES
SECOND QUARTER 2005 RESULTS

FREMONT, Calif., July 20, 2005 - Mattson Technology, Inc. (Nasdaq: MTSN) today reported results for the second quarter ended June 26, 2005.

Highlights of this report include:

  Seventh consecutive profitable quarter.
  Cash increased 16.5 percent quarter-over-quarter to $97.6 million.
  Earnings per share increased from $0.02 to $0.06 per share quarter-over-quarter.
  Our next-generation strip tool has been qualified by a leading DRAM manufacturer.

Net sales for the current quarter were $57.1 million, up 3.6 percent from $55.1 million for the previous quarter, and down 5.1 percent from $60.2 million in the second quarter of 2004. Net sales for the second quarter of 2005 and 2004 included royalties of $3.1 million and $3.2 million, respectively, related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. ("DNS"). Net income for the current quarter was $3.3 million, or $0.06 per diluted share, compared with $1.0 million, or $0.02 per share, for the previous quarter, and $7.4 million, or $0.14 per share, for the second quarter of 2004.

Gross margin for the current quarter was 41.0 percent, up 0.5 percentage points from 40.5 percent for the previous quarter, and down 2.2 percentage points from 43.2 percent for the second quarter of 2004. Operating expenses for the current quarter decreased to $20.4 million from $21.0 million for the previous quarter as a result of improved expense management. Operating expenses for the current quarter were $1.2 million higher than the $19.2 million reported for the second quarter of 2004 primarily due to higher investments in R&D in the current quarter. Operating expenses as a percentage of net sales were 35.8 percent for the current quarter, compared with 38.1 percent for the previous quarter and 31.9 percent in the second quarter of 2004.

Shipment revenues for the current quarter were $52.2 million, essentially level with $52.3 million for the previous quarter, and down 10.3 percent from $58.2 million for the second quarter of 2004. Net bookings for the current quarter were $26.6 million, down 35.7 percent from $41.4 million for the previous quarter, and down 61.1 percent from $68.4 million for the second quarter of 2004. Net bookings in the current quarter resulted in a book-to-bill ratio of 0.51 to 1. Deferred revenues (which represents unrecognized revenues and pre-paid royalties received from DNS) were $31.1 million at the end of the current quarter compared with $28.0 million at the end of the previous quarter, and $43.7 million at the end of the second quarter of 2004.

Cash, cash equivalents, and short-term investments at the end of the current quarter were $97.6 million, up $13.8 million from $83.8 million at the end of the prior quarter, and up $4.9 million from $92.7 million at the end of 2004.

"Despite a challenging business environment, we delivered our seventh consecutive profitable quarter, reduced our operating expenses and further strengthened our balance sheet," said David L. Dutton chief executive officer of Mattson Technology.

"Mattson is committed to deliver best-of-breed products for every technology node. We recently introduced the Aspen III eHighlands low-k/copper strip system for sub-90 nm manufacturing, which joins our strong portfolio of products that are gaining acceptance from leading chipmakers around the world. Our next-generation strip tool designed for 65 nm production has been qualified and is moving into a production environment at a leading DRAM sub-manufacturer."

"With increasing momentum in our served markets, growing customer base and strong financial performance, we are demonstrating that we are achieving success across all fronts and are well-positioned to leverage future opportunities," concluded Dutton.

Attached to this news release are preliminary unaudited condensed consolidated statements of operations and balance sheets.

Forward-Looking Guidance: New order bookings in the third quarter of 2005 are expected to range between $45 million and $50 million. Third quarter 2005 revenues are expected to range between $47 million and $52 million. Gross margin in the third quarter is expected to be in the range of approximately 40 percent to 45 percent.

On Wednesday, July 20, 2005, at 5:30 PM Eastern Time (2:30 PM Pacific Time), Mattson will hold a conference call to review the following topics: second quarter 2005 financial results, current business conditions and the near-term business outlook. The conference call will be simultaneously webcast at www.mattson.com under the "Investors" section. In addition to the live webcast, a replay will be available to the public on the Mattson website for one week following the live broadcast.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the company's future prospects, including, but not limited to: anticipated bookings, revenue and margins for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the company's products; customer acceptance of delivered products and the company's ability to collect amounts due upon shipment and upon acceptance; the company's ability to timely manufacture, deliver and support ordered products; the company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the company's competitors; the company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for the current quarter are preliminary and subject to adjustment. The company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

(consolidated financial tables follow)

# # #

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 26,	June 27,	June 26,	June 27,
	2005	2004	2005	2004

Net sales	$ 57,060	$ 60,151	$ 112,125	$ 113,276
Cost of sales	33,681	34,148	66,470	64,865
Gross margin	23,379	26,003	45,655	48,411
Operating expenses:
Research, development and engineering	6,981	5,458	13,294	10,354
Selling, general and administrative	12,937	13,396	27,112	26,343
Amortization of intangibles	500	329	1,000	657
Total operating expenses	20,418	19,183	41,406	37,354
Income from operations	2,961	6,820	4,249	11,057
Interest and other income (expense), net	(7)	579	(419)	(75)
Income before income taxes	2,954	7,399	3,830	10,982
Provision (benefit) for income taxes	(384)	38	(496)	307
Net income	$ 3,338	$ 7,361	$ 4,326	$ 10,675
Net income per share:
Basic	$ 0.06	$ 0.15	$ 0.08	$ 0.22
Diluted	$ 0.06	$ 0.14	$ 0.08	$ 0.21
Shares used in computing net income per share:
Basic	51,442	49,817	51,394	48,660
Diluted	52,578	51,441	52,687	50,388

MATTSON TECHNOLOGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 26,	December 31,
	2005	2004
	(unaudited)	(1)

ASSETS

Current assets:
Cash and cash equivalents	$ 86,390	$ 90,164
Short-term investments	11,188	2,488
Accounts receivable, net	42,260	58,288
Advance billings	20,210	16,793
Inventories	38,801	43,509
Inventories - delivered systems	5,455	5,258
Prepaid expenses and other assets	12,262	11,233
Total current assets	216,566	227,733
Property and equipment, net	23,512	27,396
Goodwill	24,451	24,451
Intangibles, net	11,898	12,897
Other assets	1,048	950
Total assets	$ 277,475	$ 293,427

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 11,984	$ 19,122
Accrued liabilities	38,677	47,705
Deferred revenue	31,132	30,313
Total current liabilities	81,793	97,140

Long-term liabilities:
Deferred income taxes	4,521	4,901
Total long-term liabilities	4,521	4,901

Total liabilities	86,314	102,041

Stockholders' equity:

Common stock	52	52
Additional paid-in capital	612,115	610,690
Accumulated other comprehensive income	10,050	16,027
Treasury stock	(2,987)	(2,987)
Accumulated deficit	(428,069)	(432,396)
Total stockholders' equity	191,161	191,386
	$ 277,475	$ 293,427

_________

(1)    Derived from audited financial statements